     Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Nuvelo, Inc,:

    We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-70134, 333-90458, and 333-103257) and the registration statements on Form S-8 (Nos. 333-68170, 333-68172, 333-101276, and 333-103055) of Nuvelo, Inc. and subsidiaries (formerly Hyseq, Inc.) of our report dated February 5, 2003, relating to the consolidated balance sheets of Nuvelo, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Nuvelo, Inc.

/s/ KPMG LLP

San Francisco, California
March 26, 2003